Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-177023) on Form S-8 of our report dated June 20, 2016, which appears in this annual report on Form 11-K of the CONSOL Energy Inc. Investment Plan for Salaried Employees for the year ended December 31, 2015.

/s/ Baker Tilly Virchow Krause, LLP

Pittsburgh, Pennsylvania

June 20, 2016